SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

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                              Columbia Energy Group
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Notes:



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This issue of powerhouse contains certain forward-looking statements within the meaning of the federal securities laws; these forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein may include factors that are beyond the companies' (Columbia and NiSource) ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and the actions of the Federal and State regulators. Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the two companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the two companies' SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this publication. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this publication.

NiSource and the new holding company will be filing a registration statement, which will contain a joint proxy statement/prospectus of NiSource and Columbia Energy, and other documents with the Securities and Exchange Commission. Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders will be able to receive the joint proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov, from NiSource Investor Relations at 801 East 86th Avenue, Merrillville, Indiana 46410 or from Columbia Investor Relations at 13880 Dulles Corner Lane, Herndon, Virginia 20171. Information concerning the identity of the participants in the solicitation of proxies by Columbia Energy Group and NiSource Inc. boards of directors and their direct or indirect interests, by security holdings or otherwise, may be obtained from the Secretary of Columbia Energy Group or the Secretary of NiSource Inc., as the case may be, at the addresses listed above.


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COMPANIES NAME TRANSITION LEADERS
Columbia and NiSource have named two representatives from each company to lead a merger transition team, as called for in the definitive merger agreement the two companies announced Feb. 28.

Columbia's two representatives, appointed by Columbia Energy Group CEO Rick Richard, are Mike O'Donnell, Columbia Energy Group chief financial officer, and Dennis McFarland, chief financial officer of Columbia's largest utility, Columbia Gas of Ohio.

They join Steve Adik, chief financial officer of NiSource, and Jim Abcouwer, senior vice president of NiSource and president of EnergyUSA, NiSource's unregulated company, who were appointed by Gary Neale, CEO of NiSource Inc. Richard pointed out that Columbia's O'Donnell and NiSource's Adik hold the same key finance positions and that McFarland led Columbia's successful leveraged procurement initiative.

"Together, Mike and Dennis provide the transition team with great insight into Columbia's operating companies," Richard said.

"Gary Neale and I will be discussing the makeup of the rest of the transition team shortly," Richard said. "Working with the four team leaders, we'll be able to set the structure and get started."

The merger, subject to the approval of shareholders and certain state and federal regulators, is expected to be completed by the end of 2000.


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MORE INFORMATION ON THE MERGER
As expected, Columbia employees have raised many questions about the NiSource transaction, including what happens next, how the transition process will work, and what employees should do in the meantime. Here is some additional information we hope will answer these questions.

NOW THAT THE COMPANIES HAVE ANNOUNCED THEIR MERGER AGREEMENT, WHAT HAPPENS NEXT?

The companies will move quickly to line up the necessary approvals so that the transaction can close in a timely manner. They also will be creating transition teams so that we can combine our companies as quickly and seamlessly as possible.

WHEN IS THE TRANSACTION EXPECTED TO BE COMPLETED?

By the end of 2000.

WHAT APPROVALS ARE NEEDED BEFORE THE TRANSACTION IS COMPLETED?

The transaction is subject to the approval of the shareholders of both companies. However, if NiSource's shareholders do not approve the transaction, it would still go forward but under different terms. We expect the shareholder votes to be held in several months and are in the process of preparing detailed filings that will be mailed to all shareholders.

The transaction is also subject to the review of certain state and federal regulators. Filings will be made with these regulators as this process moves forward.

IS THERE ANY REASONABLE CHANCE THIS TRANSACTION COULD FALL APART?

We expect this merger to be completed, although we cannot assure you of that.

WHAT SHOULD I DO NOW?

It is in all of our best interests for each of us to continue to do our job to the best of our ability. In fact, as part of our agreement with NiSource, Columbia is obligated to continue to operate its business as usual. That means we all must continue to provide the superior service that our customers have come to expect from us and fulfill all of our contracts and other arrangements with our suppliers and business partners.

Quite simply, you shouldn't do anything differently now than you would have before the NiSource agreement was reached. If you have any questions about this, please contact your supervisor or the legal department in Herndon.

ARE WE PERMITTED TO ENTER INTO NEW CONTRACTS WITH CUSTOMERS OR SUPPLIERS? WHAT ABOUT ROUTINE TRANSACTIONS?

Under our agreement with NiSource, we are permitted to continue to do all of the routine things we do in the normal course of business. In fact, we are obligated to do so. However, there are certain limits on the amount of money the company can spend on major capital projects, acquisitions, etc. But these kinds of projects normally would have to be approved by senior management and/or the Board of Directors anyway, and they are aware of the limits imposed by the agreement.

ARE WE PERMITTED TO CONTACT OUR COUNTERPARTS AT NISOURCE? TO WHOM SHOULD WE ADDRESS QUESTIONS ABOUT THEIR COMPANY AND THEIR PLANS FOR US?

As a general rule, at this stage it is inappropriate for Columbia employees to interact with NiSource employees. We will continue to act as separate companies until the merger is consummated later in the year. In the meantime, we are assembling transition teams at both companies who will be responsible for making sure the integration process goes as smoothly as possible.

HOW WOULD PLANNED MERGER AFFECT EMPLOYEE BENEFITS?

Following is information from Corporate Benefits on questions related to the planned NiSource-Columbia merger announced Feb. 28:

The actual closing of the transaction - the point at which NiSource and Columbia officially merge - won't take effect until all conditions necessary to closing, such as shareholder and regulatory approvals, are satisfied. Columbia and NiSource have said they anticipate the transaction can be completed by the end of the year.

NiSource has agreed that for three years after the merger, it will continue to provide benefits under employee benefit plans that are no less favorable than the greater of those currently provided by Columbia or those provided by NiSource during such three-year period.

So what does this mean?

We will continue with our plans to offer Retirement Choice and the Voluntary Incentive Retirement Program (VIRP) for eligible employees. Under Retirement Choice, eligible employees will have the opportunity to choose the retirement option that best fits their individual needs. The announced merger does not change Columbia's fundamental reason for offering employees Retirement Choice. We recognize that employees have different definitions of retirement and different plans to get there. By offering employees Retirement Choice, we are recognizing these differences by giving you the opportunity to decide what type of retirement option best fits your individual needs. This choice is now more important than ever.

Additionally, while we cannot guarantee what will happen to the Retirement Plan in the future, we can tell you that any vested benefits you've accrued up to the date of the merger or date of any subsequent plan amendment/termination are protected under federal law and cannot be reduced.

Certain rights and features of the Retirement Plan, including the right to a lump sum distribution, will always be available for your accrued and vested benefits prior to any plan change providing you've met the current plan's applicable eligibility requirements.

With regard to the Savings Plan, employees are always 100% vested in their Savings Plan account (including the Company match) and their accounts cannot be reduced as a result of a merger. (This excludes any investment losses that an employee may experience as a result of the performance of the funds in which they have chosen to invest.)

We cannot tell you at this time how the Columbia Stock Fund in the Savings Plan will be handled. As these details are worked out, we'll let you know.

While we can't say exactly what will happen to the Health & Welfare plans long-term, as stated previously, we know that for three years following the closing of the merger, Columbia's employees will continue to be provided benefits under the employee benefits plan that are no less favorable than Columbia's current plans or, if greater, NiSource's employee benefits plans. Regardless of what happens, if you leave the company, you can elect to continue your health care benefits (such as medical and dental) for up to 18 months by paying the full cost. Additionally, if you have Group Universal Life Insurance for yourself and your spouse and leave the company, you can continue that coverage by paying the premiums.

There will be a great deal of information to communicate throughout the transition. As we get more information, we will share it with you. Stay tuned for more in upcoming powerhouse issues and other communications.